Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES FIRST
QUARTER EARNINGS

OAKLAND, MARYLAND—May 2, 2005: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended March 31, 2005 of $2.76 million ($.45 earnings per share) compared to $2.71 million ($.45 earnings per share) for the first quarter of 2004, a 1.9% increase.

For the quarter ended March 31, 2005, the Corporation’s returns on average assets and average shareholders’ equity were .90% and 12.81%, respectively, compared to ..97% and 12.75%, respectively, for the same period in 2004.

Loans and leases were $923.7 million at March 31, 2005 compared to $826.3 million at March 31, 2004, an increase of 11.8%. Deposits were $915.2 million at March 31, 2005 compared to $763.4 million at March 31, 2004, an increase of 19.9%. The Corporation experienced significant growth in deposits primarily due to our successful 13 month CD promotion, and the deposit of approximately $29 million of money market funds brought in house from the Bank’s Trust department. Total assets were $1.26 billion at March 31, 2005, a 9.6% increase from $1.15 billion at March 31, 2004.

Comparing March 31, 2005 to March 31, 2004, shareholders’ equity increased 1%, from $86.0 million at March 31, 2004 to $86.8 million at March 31, 2005, resulting in a slight increase in book value per share from $14.13 at March 31, 2004 to $14.23 at March 31, 2005. At March 31, 2005, 6,099,383 shares of the Corporation’s common stock were issued and outstanding.

The increase in net income resulted primarily from increased earnings on interest-earning assets which were a direct result of the increases in interest rates which began early in the third quarter of 2004 and continued into the first quarter of 2005. Increases in interest income were offset by increased interest expense due to rising interest rates and an increase in our average balances. The increase in interest expense was reduced slightly due to fact that we paid off approximately $23.3 million of short-term borrowings and $15.0 million of maturing long-term borrowings in the later part of 2004. Overall, net interest income before provision for loan losses in the first quarter of 2005 improved by $.5 million, or 5.3% over the same period of 2004. Net interest margin, on a fully tax equivalent basis, was 3.38% at March 31, 2005, decreasing 22 basis points as compared to 3.60% at March 31, 2004. The margin compression continues to be a reflection of the interest rate environment.

The Corporation’s asset quality continues to be sound. The ratio of non-performing and past-due loans to total loans at March 31, 2005 was .50% compared to the ..48% at March 31, 2004. The ratio of non-performing and past-due loans to total assets at March 31, 2005 was .37% compared to .35% at March 31, 2004.

The provision for loan losses was a credit, or reduction to expense of $.1 million for the first quarter of 2005, as compared to approximately $.1 million of expense for the same period of 2004. This decrease in the provision for loan losses resulted from an improvement in the balance of non-accrual loans and other credit quality issues in our installment and commercial loan portfolios since December 31, 2004. Additionally, the Corporation continued to experience a decline in installment loan charge-offs which resulted in an improvement in loans charged of as a percentage of the portfolio. As a result of our evaluation of the loan portfolio, the allowance for loan losses decreased slightly to $6.5 million at March 31, 2005, compared to $6.8 million at December 31, 2004. We believe that the allowance at March 31, 2005 is adequate to provide for probable losses inherent in our loan portfolio.

Non-interest income for the first quarter of 2005 was $3.08 million compared to $3.44 million for the first quarter of 2004, a decline of $.4 million (10%). This decline was primarily attributable to a $.7 million decrease in income from security gains in 2005. Security gains were recognized in the first quarter of 2004 in anticipation of the planned dissolution of one of our subsidiaries, First United Securities, Inc., in the second quarter of 2004. This decrease was offset by increases in insurance premium income, Trust department income and other income of approximately $.3 million during the first quarter of 2005.

Non-interest expense for the first quarter of 2005 was $8.48 million compared to $8.40 million for the first quarter of 2004, an increase of less than $.1 million (2%). Salaries and employee benefits, which represent slightly more than half of total non-interest expenses, increased $.3 million (7%) during the first quarter of 2005 when compared to the same period of 2004. This increase is primarily attributable to increased incentive pay, expansion into the Morgantown, West Virginia market in late 2004 and increased staffing to support our growth objectives and regulatory compliance. Occupancy, equipment and data processing expense for the first quarter of 2005 increased $.1 million (6%) when compared to the same period of 2004 principally due to branch expansion in our existing and new market areas. Other expenses for the first quarter of 2005 decreased $.3 million (10%) when compared to the same period of 2004, resulting from decreased business insurance costs, contract labor and expenses associated with our Arizona reinsurance subsidiary, Oakfirst Life Insurance Corporation (“Oakfirst Life”). These decreases were offset slightly by increased costs associated with conversion of network lines for branch expansion and modernization and a focused advertising campaign in the first quarter of 2005.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation that was incorporated in 1985 and is registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended. The Corporation’s primary business activity is acting as the parent company of First United Bank & Trust, the Bank, a Maryland trust company (the “Bank”), Oakfirst Life, OakFirst Loan Center, Inc., a West Virginia finance company, OakFirst Loan Center, LLC, a Maryland finance company, two Connecticut statutory trusts, First United Statutory Trust I and First United Statutory Trust II, and First United Insurance Group, LLC, a Maryland full service insurance agency. OakFirst Loan Center, Inc. has one subsidiary, First United Insurance Agency, Inc., which is a Maryland insurance agency. The Bank provides a complete range of retail and commercial banking services to a customer base serviced by a network of 24 offices and 34 automated teller machines. It has two direct subsidiaries: First United Investment Trust, a Maryland real estate investment trust that invests in mortgage loans; and First United Auto Finance, LLC, an inactive indirect automobile leasing company. The Corporation’s website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the “Risk Factors” filed as Exhibit 99.1 to the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2004. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	Mar 31	Mar 31
	2005	2004
EARNINGS SUMMARY
Interest income	$16,150	$14,601
Interest expense	$6,560	$5,493
Net interest income	$9,590	$9,108
Provision for loan and lease losses	$(91)	$45
Noninterest income	$3,082	$3,441
Noninterest expense	$8,479	$8,396
Income taxes	$1,529	$1,396
Net income	$2,755	$2,712
Cash dividends paid	$1,129	$1,096

	Three Months Ended
	unaudited
	Mar 31	Mar 31
	2005	2004
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.45	$0.45
Book value	$14.23	$14.13
Closing market value	$20.15	$23.15
Common shares
outstanding at period end
Basic/Diluted	6,099,383	6,087,287

PERFORMANCE RATIOS (Period End)
Return on average assets	0.90%	0.97%
Return on average shareholders'
equity	12.81%	12.75%
Net interest margin	3.38%	3.60%
Efficiency ratio	66.08%	65.92%

PERIOD END BALANCES
Assets	$1,255,778	$1,150,491
Earning assets	$1,150,961	$1,068,497
Gross loans and leases	$923,690	$826,294
Consumer Real Estate	$345,841	$296,292
Commercial	$380,877	$322,542
Consumer	$196,972	$184,020
Investment securities	$222,229	$212,479
Total deposits	$915,235	$763,362
Noninterest bearing	$116,454	$103,382
Interest bearing	$798,781	$659,980
Shareholders' equity	$86,821	$86,013

CAPITAL RATIOS
Period end capital to risk-
weighted assets:
Tier 1	11.00%	11.50%
Total	12.33%	15.16%

ASSET QUALITY
Net charge-offs for the quarter	$187	$201
Nonperforming assets: (Period End)
Nonaccrual loans	$2,597	$2,722
Restructured loans	$540	$552
Loans 90 days past due
and accruing	$2,022	$1,266
Other real estate owned	$167	$139
Total nonperforming assets
and past due loans	$11,387	$15,350
Allowance for credit losses
to gross loans, at period end	0.72%	0.71%
Nonperforming and 90 day past-due loans
to total loans at period end	0.50%	0.48%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.37%	0.35%